Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2023 RESULTS

•Third quarter net income attributable to Rayonier of $19.2 million ($0.13 per share) on revenues of $201.6 million
•Third quarter operating income of $35.4 million and Adjusted EBITDA of $78.9 million
•Year-to-date cash provided by operations of $208.9 million and cash available for distribution (CAD) of $113.5 million
•Full-year Adjusted EBITDA expected to be toward higher end of prior guidance range
WILDLIGHT, FL — November 1, 2023 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $19.2 million, or $0.13 per share, on revenues of $201.6 million. This compares to net income attributable to Rayonier of $20.6 million, or $0.14 per share, on revenues of $195.3 million in the prior year quarter. The prior year quarter included a $1.1 million timber write-off resulting from a fire casualty event in Washington.1 Excluding this item, pro forma net income2 was $21.6 million, or $0.15 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2023		September 30, 2022
	$	EPS	$	EPS

Revenues	$201.6		$195.3

Net income attributable to Rayonier	$19.2	$0.13	$20.6	$0.14
Timber write-off resulting from a fire casualty event[1]	—	—	1.1	0.01
Pro forma net income[2]	$19.2	$0.13	$21.6	$0.15

Third quarter operating income was $35.4 million versus $40.9 million in the prior year period, which included a $16.0 million gain on the sale of a multi-family apartment complex in Bainbridge Island, Washington, held in a joint venture acquired as part of the Pope Resources transaction. Excluding $11.5 million of this gain attributable to noncontrolling interests3 and the $1.1 million timber write-off resulting from a casualty event,1 prior year third quarter pro forma operating income2 was $30.5 million. Third quarter Adjusted EBITDA2 was $78.9 million versus $64.7 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss),2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2023	2022	2023	2022	2023	2022
Southern Timber	$18.6	$22.5	$18.6	$22.5	$37.8	$36.6
Pacific Northwest Timber	(0.6)	2.2	(0.6)	3.3	7.8	12.6
New Zealand Timber	17.6	9.3	17.6	9.3	23.5	15.6
Real Estate	9.2	15.7	9.2	4.3	18.9	8.4
Trading	(0.1)	0.2	(0.1)	0.2	(0.1)	0.2
Corporate and Other	(9.4)	(9.0)	(9.4)	(9.0)	(9.0)	(8.6)
Total	$35.4	$40.9	$35.4	$30.5	$78.9	$64.7

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Year-to-date cash provided by operating activities was $208.9 million versus $209.9 million in the prior year period. Year-to-date cash available for distribution (CAD)2 was $113.5 million, which decreased $45.3 million versus the prior year period due to lower Adjusted EBITDA2 ($42.9 million), higher cash interest paid ($7.4 million) and higher capital expenditures ($4.9 million), partially offset by lower cash taxes paid ($10.0 million).
“We generated strong third quarter results, particularly in light of the macroeconomic challenges that continue to adversely impact our timber businesses,” said David Nunes, CEO. “Adjusted EBITDA improved 22% versus the prior year quarter, primarily driven by a stronger contribution from our Real Estate segment and increased carbon credit sales in our New Zealand Timber segment. Total Adjusted EBITDA for our collective timber segments increased 7% versus the prior year period, as favorable results in our Southern Timber and New Zealand Timber segments more than offset lower Adjusted EBITDA in our Pacific Northwest Timber segment. Meanwhile, our Real Estate segment registered a significant increase in Adjusted EBITDA versus the prior year period, reflecting continued momentum in our improved development projects and strong ongoing demand for rural properties, despite the higher interest rate environment.”
“In our Southern Timber segment, Adjusted EBITDA improved by $1.2 million as harvest volumes increased 21% relative to the prior year quarter, primarily due to the successful integration of the acquisitions completed in late 2022. The higher volumes were partially offset by a 17% decline in weighted-average net stumpage prices due to weaker demand and drier weather conditions as compared to the prior year period.”
“In our Pacific Northwest Timber segment, Adjusted EBITDA declined $4.8 million from the prior year quarter as weaker domestic and export demand led to a 10% decline in domestic sawtimber prices versus the prior year period. Further, harvest volumes declined 6% relative to the prior year quarter as we deferred some harvest activity due to continued market headwinds.”
“In our New Zealand Timber segment, Adjusted EBITDA improved $7.9 million versus the prior year quarter as significantly higher carbon credit sales were partially offset by 3% lower harvest volumes and 2% lower net stumpage realizations as compared to the prior year period.”
“In our Real Estate segment, Adjusted EBITDA was up $10.5 million versus the prior year quarter, due to a significant increase in acres sold at higher per-acre prices compared to the prior year period.”
Southern Timber
Third quarter sales of $64.0 million decreased $0.6 million, or 1%, versus the prior year period. Harvest volumes increased 21% to 1.81 million tons versus 1.50 million tons in the prior year period, primarily driven by additional volume from acquisitions completed in the fourth quarter of 2022. Average pine sawtimber stumpage realizations decreased 13% to $28.85 per ton versus $33.31 per ton in the prior year period, primarily due to drier weather conditions, softer demand from sawmills, and decreased competition from pulp mills for chip-n-saw volume. Average pine pulpwood stumpage realizations decreased 27% to $16.54 per ton versus $22.77 per ton in the prior year period due to weaker end-market demand and drier weather conditions. Overall, weighted-average stumpage realizations (including hardwood) decreased 17% to $21.48 per ton versus $25.80 per ton in the prior year period. Operating income of $18.6 million decreased $3.8 million versus the prior year period due to lower net stumpage realizations ($7.8 million), higher depletion rates ($2.2 million), and higher overhead and other costs ($1.7 million), partially offset by higher volumes ($5.0 million) and higher non-timber income ($2.8 million).
Third quarter Adjusted EBITDA2 of $37.8 million was 3%, or $1.2 million, above the prior year period.
Pacific Northwest Timber
Third quarter sales of $29.3 million decreased $5.1 million, or 15%, versus the prior year period. Harvest volumes decreased 6% to 290,000 tons versus 307,000 tons in the prior year period, as some planned harvests were deferred in response to soft market conditions. Average delivered prices for domestic sawtimber decreased 10% to $108.20 per ton versus $120.08 per ton in the prior year period due to weaker domestic and
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

export market demand. Average delivered pulpwood prices decreased 35% to $33.09 per ton versus $50.74 per ton in the prior year period, as the prior year period benefited from much stronger end-market demand. An operating loss of $0.6 million versus operating income of $2.2 million in the prior year period was driven by lower net stumpage realizations ($2.4 million), higher costs ($1.2 million), lower volumes ($0.4 million) and lower non-timber income ($0.3 million), partially offset by lower depletion rates ($0.4 million) and the prior year period write-off of timber basis due to a fire in Washington1 ($1.1 million).
Third quarter Adjusted EBITDA2 of $7.8 million was 38%, or $4.8 million, below the prior year period.
New Zealand Timber
Third quarter sales of $70.4 million decreased $2.0 million, or 3%, versus the prior year period. Harvest volumes decreased 3% to 690,000 tons versus 712,000 tons in the prior year period, as some planned harvests were deferred in response to soft market conditions. Average delivered prices for export sawtimber decreased 23% to $95.23 per ton versus $123.07 per ton in the prior year period, primarily due to weaker demand in China and increased supply from Cyclone Gabrielle salvage volume. Despite the significant decline in delivered pricing, export sawtimber net stumpage realizations were down only 4% due to significantly lower port and freight costs versus the prior year period. Average delivered prices for domestic sawtimber declined 9% to $63.45 per ton versus $69.69 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the decline in the NZ$/US$ exchange rate (US$0.61 per NZ$1.00 versus US$0.62 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 7% versus the prior year period, reflecting weaker domestic demand and decreased competition from export markets. Third quarter non-timber / carbon credit sales totaled $15.6 million versus $6.4 million in the prior year period, as increased volumes were sold into the market following a significant uptick in NZU pricing. Operating income of $17.6 million increased $8.3 million versus the prior year period primarily due to higher carbon credit sales ($9.3 million), partially offset by lower net stumpage realizations ($0.7 million) and lower volumes ($0.3 million).
Third quarter Adjusted EBITDA2 of $23.5 million was 51%, or $7.9 million, above the prior year period.
Real Estate
Third quarter sales of $31.2 million increased $18.7 million versus the prior year period, while operating income of $9.2 million decreased $6.6 million versus the prior year period. Prior year third quarter operating income included an $11.5 million gain attributable to noncontrolling interests3 associated with the Bainbridge Island multi-family apartment complex sale. Excluding this item, pro forma operating income2 was $4.3 million in the prior year period. Sales and pro forma operating income2 increased versus the prior year period primarily due to a higher number of acres sold (4,281 acres sold versus 1,828 acres sold in the prior year period) and an increase in weighted-average prices ($5,781 per acre versus $5,064 per acre in the prior year period).
Improved Development sales of $3.1 million included $1.8 million from the Heartwood development project south of Savannah, Georgia and $1.4 million from the Wildlight development project north of Jacksonville, Florida. Sales in Heartwood consisted of 24 finished residential lots for $1.1 million ($45,000 per lot or $290,000 per acre) and a 1.3-acre commercial parcel to be used for a quick-service restaurant for $0.7 million ($531,000 per acre). Sales in Wildlight consisted of a 2-acre commercial parcel to be used for a convenience store for $1.4 million ($735,000 per acre). This compares to Improved Development sales of $2.3 million in the prior year period.
Unimproved Development sales of $0.1 million consisted of a 10-acre transaction for $11,250 per acre. There were no Unimproved Development sales in the prior year period.
Rural sales of $20.5 million consisted of 3,799 acres at an average price of $5,386 per acre. This compares to prior year period sales of $7.0 million, which consisted of 1,809 acres at an average price of $3,848 per acre.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Timberland & Non-Strategic sales of $1.1 million consisted of 466 acres at an average price of $2,266 per acre. There were no Timberland & Non-Strategic sales in the prior year period.
Third quarter Adjusted EBITDA2 of $18.9 million increased $10.5 million versus the prior year period.
Trading
Third quarter sales of $6.8 million decreased $4.8 million versus the prior year period due to lower volumes and prices. Sales volumes decreased 35% to 61,000 tons versus 95,000 tons in the prior year period. The Trading segment generated an operating loss of $0.1 million versus operating income of $0.2 million in the prior year period.
Other Items
Third quarter corporate and other operating expenses of $9.4 million increased $0.5 million versus the prior year period, primarily driven by higher compensation and benefits expenses.
Third quarter interest expense of $12.6 million increased $3.5 million versus the prior year period, primarily due to higher average outstanding debt and a higher weighted-average interest rate.
Third quarter income tax expense of $0.6 million decreased $0.7 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Based on our year-to-date results and our expectations for the fourth quarter, we now expect that full-year Adjusted EBITDA will be toward the higher end of our prior guidance range,” added Nunes. “In our Southern Timber segment, we expect full-year Adjusted EBITDA toward the higher end of our prior guidance range due to an improved outlook for non-timber income. In our Pacific Northwest Timber segment, we expect full-year Adjusted EBITDA toward the lower end of our prior guidance range due to continued softness in end-market demand and lower anticipated harvest volumes. In our New Zealand Timber segment, we expect full-year Adjusted EBITDA toward the higher end of our prior guidance range due to an improved outlook for carbon credit sales. In our Real Estate segment, we anticipate full-year Adjusted EBITDA toward the higher end of our prior guidance range based on increased transaction volume expected to close in the fourth quarter.”
Conference Call
A conference call and live audio webcast will be held on Thursday, November 2, 2023 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Saturday, December 2, 2023, by dialing 800-813-5527 (domestic) or 203-369-3347 (international), passcode: 3088.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Timber write-off resulting from a casualty event" includes the write-off of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
2"Pro forma net income," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
3"Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests” represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
About Rayonier
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2023, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.
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Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine and escalating tensions between China and Taiwan; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2023 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
SALES	$201.6	$208.9	$195.3	$589.5	$663.7
Costs and Expenses
Cost of sales	(145.6)	(168.4)	(152.1)	(463.2)	(507.4)
Selling and general expenses	(18.9)	(19.0)	(16.9)	(54.7)	(49.0)
Other operating (expense) income, net	(1.7)	(1.4)	14.6	(5.5)	14.4
OPERATING INCOME	35.4	20.1	40.9	66.1	121.7
Interest expense, net	(12.6)	(12.4)	(9.1)	(36.7)	(26.5)
Interest and other miscellaneous income, net	0.5	11.6	1.3	21.7	1.0
INCOME BEFORE INCOME TAXES	23.3	19.3	33.1	51.1	96.2
Income tax expense	(0.6)	(0.2)	(1.2)	(1.8)	(8.1)
NET INCOME	22.7	19.1	31.9	49.3	88.1
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.3)	(0.3)	(0.5)	(0.8)	(1.7)
Less: Net (income) loss attributable to noncontrolling interests in consolidated affiliates	(3.2)	0.2	(10.8)	(1.9)	(12.4)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$19.2	$19.0	$20.6	$46.6	$74.0
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.13	$0.13	$0.14	$0.31	$0.51
Diluted earnings per share attributable to Rayonier Inc.	$0.13	$0.13	$0.14	$0.31	$0.50

Pro forma net income per share (a)	$0.13	$0.05	$0.15	$0.19	$0.51

Weighted Average Common Shares used for determining
Basic EPS	148,274,209	148,218,436	146,370,340	147,959,983	146,022,718
Diluted EPS (b)	151,036,253	150,965,191	150,232,889	151,031,529	150,011,281

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of September 30, 2023, there were 148,287,338 common shares and 2,453,269 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2023 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$107.8	$114.3
Assets held for sale	18.3	0.7
Other current assets	96.8	87.3
Timber and timberlands, net of depletion and amortization	3,138.1	3,230.9
Higher and better use timberlands and real estate development investments	106.7	115.1
Property, plant and equipment	44.5	44.7
Less - accumulated depreciation	(18.5)	(17.5)
Net property, plant and equipment	26.0	27.2
Restricted cash	1.8	1.2
Right-of-use assets	92.7	97.2
Other assets	119.5	115.5
	$3,707.7	$3,789.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	110.6	95.3
Long-term debt	1,511.5	1,514.7
Long-term lease liability	85.1	88.8
Other non-current liabilities	98.4	104.1
Noncontrolling interests in the operating partnership	69.8	105.8
Total Rayonier Inc. shareholders’ equity	1,816.1	1,865.4
Noncontrolling interests in consolidated affiliates	16.2	15.3
Total shareholders’ equity	1,832.3	1,880.7
	$3,707.7	$3,789.4
B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
September 30, 2023 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8
Net income	—	—	19.3	—	(0.2)	19.1
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	372,149	—	—	—	—	—
Stock-based compensation	—	4.3	—	—	—	4.3
Adjustment of noncontrolling interests in the operating partnership	—	—	4.3	—	—	4.3
Other (a)	(116,685)	(3.9)	—	3.3	(0.7)	(1.3)
Balance, June 30, 2023	148,268,443	$1,489.7	$311.4	$24.3	$13.3	$1,838.7
Net income	—	—	19.5	—	3.2	22.7
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.5)	—	—	(42.5)
Issuance of shares under incentive stock plans	3,959	—	—	—	—	—
Stock-based compensation	—	3.4	—	—	—	3.4
Adjustment of noncontrolling interests in the operating partnership	—	—	7.0	—	—	7.0
Other (a)	14,936	0.4	—	3.2	(0.3)	3.3
Balance, September 30, 2023	148,287,338	$1,493.5	$295.1	$27.5	$16.2	$1,832.3

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2022	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.3 million	726,248	29.8	—	—	—	29.8
Net income	—	—	30.0	—	1.0	31.0
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.7)	—	—	(0.7)
Dividends ($0.27 per share)	—	—	(39.9)	—	—	(39.9)
Issuance of shares under incentive stock plans	11,364	0.4	—	—	—	0.4
Stock-based compensation	—	2.8	—	—	—	2.8
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.6)	—	—	(2.6)
Other (a)	(2,885)	(0.2)	—	45.6	(0.2)	45.2
Balance, March 31, 2022	146,107,688	$1,421.9	$389.1	$26.0	$44.6	$1,881.6
Net income	—	—	24.7	—	0.6	25.3
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.6)	—	—	(0.6)
Dividends ($0.285 per share)	—	—	(42.1)	—	—	(42.1)
Issuance of shares under incentive stock plans	304,887	2.0	—	—	—	2.0
Stock-based compensation	—	4.4	—	—	—	4.4
Adjustment of noncontrolling interests in the operating partnership	—	—	11.4	—	—	11.4
Other (a)	(90,843)	(4.0)	—	(25.4)	(32.2)	(61.6)
Balance, June 30, 2022	146,321,732	$1,424.3	$382.5	$0.6	$13.0	$1,820.4
Net income	—	—	21.1	—	10.8	31.9
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.5)	—	—	(0.5)
Dividends ($0.285 per share)	—	—	(42.1)	—	—	(42.1)
Issuance of shares under incentive stock plans	760	—	—	—	—	—
Stock-based compensation	—	2.6	—	—	—	2.6
Adjustment of noncontrolling interests in the operating partnership	—	—	23.4	—	—	23.4
Other (a)	100,333	3.7	—	(2.2)	(12.5)	(11.0)
Balance, September 30, 2022	146,422,825	$1,430.6	$384.4	($1.6)	$11.3	$1,824.7
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The nine months ended September 30, 2023 and September 30, 2022 also includes the redemption of 755,558 and 104,414 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2023 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2023	2022
Cash provided by operating activities:
Net income	$49.3	$88.1
Depreciation, depletion and amortization	114.3	114.2
Non-cash cost of land and improved development	20.2	20.3
Timber write-offs resulting from casualty events	2.3	1.1
Stock-based incentive compensation expense	10.2	9.8
Deferred income taxes	(2.9)	(6.7)
Other items to reconcile net income to cash provided by operating activities	7.8	(2.2)
Changes in working capital and other assets and liabilities	7.7	(14.7)
	208.9	209.9
Cash used for investing activities:
Capital expenditures	(53.1)	(48.2)
Real estate development investments	(18.8)	(10.9)
Purchase of timberlands	(14.0)	(3.2)
Other	6.2	6.4
	(79.7)	(55.9)
Cash used for financing activities:
Net decrease in debt	—	(125.0)
Dividends paid	(127.6)	(123.6)
Distributions to noncontrolling interests in the operating partnership	(2.3)	(2.8)
Proceeds from the issuance of common shares under incentive stock plan	—	2.6
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	(0.1)	31.9
Distributions to noncontrolling interests in consolidated affiliates	—	(16.5)
Other	(4.2)	(4.2)
	(134.2)	(237.6)
Effect of exchange rate changes on cash and restricted cash	(0.8)	(6.0)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(5.8)	(89.6)
Balance, beginning of year	115.4	369.1
Balance, end of period	$109.6	$279.5

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2023 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Sales
Southern Timber	$64.0	$68.3	$64.5	$204.1	$207.6
Pacific Northwest Timber	29.3	32.3	34.4	96.1	119.8
New Zealand Timber	70.4	60.9	72.5	175.4	202.7
Real Estate	31.2	32.0	12.4	79.5	81.0
Trading	6.8	15.4	11.6	34.8	52.7
Intersegment Eliminations	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)
Sales	$201.6	$208.9	$195.3	$589.5	$663.7

Operating income (loss)
Southern Timber	$18.6	$21.7	$22.5	$62.6	$76.9
Pacific Northwest Timber	(0.6)	(2.4)	2.2	(6.5)	11.7
New Zealand Timber	17.6	2.4	9.3	19.3	22.7
Real Estate	9.2	8.6	15.7	18.7	37.0
Trading	(0.1)	0.1	0.2	0.4	0.1
Corporate and Other	(9.4)	(10.3)	(9.0)	(28.3)	(26.6)
Operating income	$35.4	$20.1	$40.9	$66.1	$121.7

Pro forma operating income (loss) (a)
Southern Timber	$18.6	$21.7	$22.5	$62.6	$76.9
Pacific Northwest Timber	(0.6)	(2.4)	3.3	(6.5)	12.8
New Zealand Timber	17.6	2.4	9.3	21.6	22.7
Real Estate	9.2	8.6	4.3	18.7	25.5
Trading	(0.1)	0.1	0.2	0.4	0.1
Corporate and Other	(9.4)	(10.3)	(9.0)	(28.3)	(26.6)
Pro forma operating income	$35.4	$20.1	$30.5	$68.4	$111.3

Adjusted EBITDA (a)
Southern Timber	$37.8	$43.6	$36.6	$124.2	$123.7
Pacific Northwest Timber	7.8	6.9	12.6	21.7	48.4
New Zealand Timber	23.5	8.3	15.6	37.9	40.8
Real Estate	18.9	20.3	8.4	45.8	58.4
Trading	(0.1)	0.1	0.2	0.4	0.1
Corporate and Other	(9.0)	(9.9)	(8.6)	(27.1)	(25.7)
Adjusted EBITDA	$78.9	$69.2	$64.7	$202.9	$245.8
(a)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2023 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2023	2022
Cash Provided by Operating Activities	$208.9	$209.9
Working capital and other balance sheet changes	(21.8)	(2.9)
Net recoveries on legal settlements	(20.5)	—
Capital expenditures (a)	(53.1)	(48.2)
Cash Available for Distribution (b)	$113.5	$158.8

Net Income	$49.3	$88.1
Interest, net and miscellaneous income	35.5	25.0
Income tax expense	1.8	8.1
Depreciation, depletion and amortization	114.3	114.2
Non-cash cost of land and improved development	20.2	20.3
Non-operating (income) expense (c)	(20.5)	0.5
Timber write-offs resulting from casualty events (d)	2.3	1.1
Gain associated with the multi-family apartment complex sale attributable to NCI (e)	—	(11.5)
Adjusted EBITDA (f)	$202.9	$245.8
Cash interest paid (g)	(31.6)	(24.2)
Cash taxes paid	(4.7)	(14.6)
Capital expenditures (a)	(53.1)	(48.2)
Cash Available for Distribution (b)	$113.5	$158.8

Cash Available for Distribution (b)	$113.5	$158.8
Real estate development investments	(18.8)	(10.9)
Cash Available for Distribution after real estate development investments	$94.8	$147.9

PRO FORMA NET INCOME (h):
	Three Months Ended						Nine Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022		September 30, 2023		September 30, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$19.2	$0.13	$19.0	$0.13	$20.6	$0.14	$46.6	$0.31	$74.0	$0.50
Net recoveries on legal settlements	—	—	(11.4)	(0.08)	—	—	(20.5)	(0.14)	—	—
Timber write-offs resulting from casualty events (d)	—	—	—	—	1.1	0.01	2.3	0.02	1.1	0.01
Pro forma net income adjustments attributable to noncontrolling interests (i)	—	—	0.2	—	—	—	(0.2)	—	—	—
Pro Forma Net Income	$19.2	$0.13	$7.8	$0.05	$21.6	$0.15	$28.2	$0.19	$75.1	$0.51

F

PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA (j) (f):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2023
Operating income (loss)	$18.6	($0.6)	$17.6	$9.2	($0.1)	($9.4)	$35.4
Depreciation, depletion and amortization	19.2	8.3	6.0	3.1	—	0.4	37.0
Non-cash cost of land and improved development	—	—	—	6.6	—	—	6.6
Adjusted EBITDA	$37.8	$7.8	$23.5	$18.9	($0.1)	($9.0)	$78.9

June 30, 2023
Operating income (loss)	$21.7	($2.4)	$2.4	$8.6	$0.1	($10.3)	$20.1
Depreciation, depletion and amortization	21.9	9.2	5.9	2.2	—	0.4	39.7
Non-cash cost of land and improved development	—	—	—	9.4	—	—	9.4
Adjusted EBITDA	$43.6	$6.9	$8.3	$20.3	$0.1	($9.9)	$69.2

September 30, 2022
Operating income	$22.5	$2.2	$9.3	$15.7	$0.2	($9.0)	$40.9
Gain associated with the multi-family apartment complex sale attributable to NCI (e)	—	—	—	(11.5)	—	—	(11.5)
Timber write-off resulting from a casualty event (d)	—	1.1	—	—	—	—	1.1
Pro forma operating income	$22.5	$3.3	$9.3	$4.3	$0.2	($9.0)	$30.5
Depreciation, depletion and amortization	14.1	9.4	6.3	1.0	—	0.3	31.1
Non-cash cost of land and improved development	—	—	—	3.1	—	—	3.1
Adjusted EBITDA	$36.6	$12.6	$15.6	$8.4	$0.2	($8.6)	$64.7

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (j) (f):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2023
Operating income (loss)	$62.6	($6.5)	$19.3	$18.7	$0.4	($28.3)	$66.1
Timber write-off resulting from a casualty event (d)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$62.6	($6.5)	$21.6	$18.7	$0.4	($28.3)	$68.4
Depreciation, depletion and amortization	61.6	28.2	16.3	6.8	—	1.3	114.3
Non-cash cost of land and improved development	—	—	—	20.2	—	—	20.2
Adjusted EBITDA	$124.2	$21.7	$37.9	$45.8	$0.4	($27.1)	$202.9

September 30, 2022
Operating income	$76.9	$11.7	$22.7	$37.0	$0.1	($26.6)	$121.7
Gain associated with the multi-family apartment complex sale attributable to NCI (e)	—	—	—	(11.5)	—	—	(11.5)
Timber write-off resulting from a casualty event (d)	—	1.1	—	—	—	—	1.1
Pro forma operating income	$76.9	$12.8	$22.7	$25.5	$0.1	($26.6)	$111.3
Depreciation, depletion and amortization	46.8	35.6	18.2	12.7	—	0.9	114.2
Non-cash cost of land and improved development	—	—	—	20.3	—	—	20.3
Adjusted EBITDA	$123.7	$48.4	$40.8	$58.4	$0.1	($25.7)	$245.8

(a)“Capital expenditures” exclude timberland acquisitions of $14.0 million and $3.2 million during the nine months ended September 30, 2023 and September 30, 2022, respectively.
(b)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)The nine months ended September 30, 2023 includes $20.5 million of net recoveries associated with legal settlements.
(d)“Timber write-offs resulting from casualty events” includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(e)“Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests" represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
F

(f)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, timber write-offs resulting from casualty events, the gain associated with the multi-family apartment complex sale attributable to noncontrolling interests and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(g)“Cash interest paid” is presented net of patronage refunds received of $6.2 million and $6.0 million during the nine months ended September 30, 2023 and September 30, 2022, respectively.
(h)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recoveries associated with legal settlements and timber write-offs resulting from casualty events. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(i)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(j)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for timber write-offs resulting from casualty events and the gain associated with the multi-family apartment complex sale attributable to noncontrolling interests. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F